Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
RADIATION THERAPY SERVICES HOLDINGS, INC.

Under Section 242 of the Delaware Corporation Law

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Raditaion Therapy Services Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST:                   The name of the Corporation is Radiation Therapy Services Holdings, Inc.

SECOND:              The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 9, 2007.

THIRD:                  The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article Four thereof. Accordingly, Article Four of the Certificate of Incorporation shall be amended to read as follows:

The total number of shares which the Corporation shall have the authority to issue is One Thousand Twenty Five Shares (1,025), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

FOURTH:              This amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the Board of Directors of the Corporation, and by written consent of the sole holder of the issued and outstanding capital stock of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 1st day of March, 2011.

By:	/s/ Kerrin E. Gillespie
Name: Kerrin E. Gillespie
Title: Chief Financial Officer